FORM 10-Q

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C.  20219


              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 AND 12CFR16.3

                  For the quarterly period ended March 31, 1997

                                       or

             [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ______ to ______

        For the Quarter Ended March 31, 1997     Commission File Number:


                              GOLETA NATIONAL BANK
             (Exact name of registrant as specified in its charter)


              California                                  77-0194455
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
   of incorporation or organization)


5827 Hollister Ave., Goleta, California                     93117

(Address of Principal Executive Offices)                  (Zip Code)

(Registrant's telephone number, including area code)    (805) 683-4944


     Indicate by check mark whether the registrant (1) has filed all reports Required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 and 12CFR16.3 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                 YES  X                                      NO

 Number of shares of common stock of the registrant: 1,496,982 outstanding as of
                                 April 30, 1997

                        This Form 10-Q contains 12 pages.


PART  1  -  FINANCIAL  INFORMATION

GOLETA  NATIONAL  BANK
BALANCE  SHEETS
DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE  AMOUNTS

                                                                     March 31,  December 31,
                                                                       1997         1996
                                                                      ------------  -------
                                                                      (unaudited)
ASSETS
Cash and due from banks                                               $      3,075  $ 3,777
Federal funds sold                                                           8,640    9,015
                                                                      ------------  -------
  Total cash and cash equivalents                                           11,715   12,792
Time deposits in other financial institutions                                1,982    2,378
Federal reserve bank stock                                                     156      156
Investment securities held to maturity, at cost,
  fair value of $2,017  in 1997 and $1,998 in 1996                           1,997    1,998
Investment securities held for trading, at fair value,                       2,340        -
Loans
  Held for investment, net of allowance for loan
    losses of $1,377 in 1997 and $1,409  in 1996                            59,070   50,591
  Held for sale, at lower of cost or fair value                              4,947    6,809
Other real estate owned, net                                                   256       60
Premises and equipment, net                                                  2,437    2,407
Servicing assets                                                               173    2,232
Accrued interest receivable and other assets                                 1,195    1,461
                                                                      ------------  -------

TOTAL ASSETS                                                          $     86,268  $80,884
                                                                      ============  =======

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing demand                                        $     16,820  $15,235
    Interest-bearing demand                                                 13,379   11,579
    Savings                                                                 12,267   10,362
    Time certificates of $100,000 or more                                    6,712   11,349
    Other time certificates                                                 26,332   22,080
                                                                      ------------  -------

          Total deposits                                                    75,510   70,605

  Accrued interest payable and other liabilities                               356      219
                                                                      ------------  -------

          Total liabilities                                                 75,866   70,824
                                                                      ------------  -------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.50 par value: 4,000,000 shares authorized:
  1,478,962 and 1,473,492 shares issued and outstanding at March 31,
  1997 and December 31, 1996                                                 3,697    3,684
  Additional paid-in capital                                                 4,426    4,406
  Retained earnings                                                          2,279    1,970
                                                                      ------------  -------

          Total stockholder's equity                                        10,402   10,060
                                                                      ------------  -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $     86,268  $80,884
                                                                      ============  =======

See notes to financial statements.

GOLETA  NATIONAL  BANK
STATEMENTS  OF  INCOME
(UNAUDITED)

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

                                                       For the Three Months
                                                         Ended March 31
                                                          1997    1996
                                                         ------  ------
INTEREST INCOME:
  Loans, including fees                                  $1,680  $1,487
  Federal funds sold                                         85      50
  Time deposits in other financial institutions              32      18
  Investment securities                                      30      33
                                                         ------  ------

          Total interest income                           1,827   1,588

INTEREST EXPENSE ON DEPOSITS                                666     572
                                                         ------  ------

NET INTEREST INCOME                                       1,161   1,016

PROVISION FOR LOAN LOSSES                                    80     120
                                                         ------  ------

NET INTEREST AFTER PROVISION FOR LOAN                     1,081     896
                                                         ------  ------
  LOSSES

OTHER INCOME:
  Gains from loan sales                                     652     706
  Loan origination fees                                     633     405
  Loan servicing income                                     209     127
  Document processing fees                                  183      81
  Service charges                                           181     131
  Other income                                               33      92
                                                         ------  ------

          Total other income                              1,891   1,542
                                                         ------  ------

OTHER EXPENSES:
  Salaries and employee benefits                          1,591   1,294
  Occupancy expenses                                        330     298
  Postage and freight                                       182     109
  Other operating expenses                                  336     336
                                                         ------  ------

          Total other expenses                            2,439   2,037
                                                         ------  ------

INCOME BEFORE PROVISION FOR INCOME                          533     401
TAXES

PROVISION FOR INCOME TAXES                                  224     169
                                                         ------  ------

NET INCOME                                               $  309  $  232
                                                         ======  ======

NET INCOME PER COMMON SHARE AND COMMON SHARE EQUIVALENT  $ 0.18  $ 0.23
                                                         ======  ======
NET INCOME PER COMMON SHARE - ASSUMING FULL DILUTION     $ 0.17  $ 0.23
                                                         ======  ======

See notes to financial statements.


GOLETA  NATIONAL  BANK
STATEMENTS  OF  CASH  FLOWS
(UNAUDITED)
DOLLAR  AMOUNTS  IN  THOUSANDS

                                                                                  For the Three Months
                                                                                     Ended March 31,
                                                                                      1997      1996
                                                                                    --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                       $   309   $   232
   Adjustments to reconcile net income to net cash (used in) provided by operating activities:
      Provision for loan losses                                                          80       120
      Depreciation and amortization                                                     134       110
      Gain on sale of other real estate owned                                            (3)        -
      Gain on sale of loans held for sale                                              (652)     (174)
      Origination of servicing and interest only strip assets, net of amortization     (277)     (235)
      Changes in operating assets and liabilities:
         Accrued interest receivable and other assets                                   266       490
         Accrued interest payable and other liabilities                                 137      (279)
                                                                                    --------  --------

            Net cash (used in) provided by operating activities                          (6)      264
                                                                                    --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of held-to-maturity investment securities
      and Federal Reserve Bank stock                                                      -      (502)
   Net decrease in time deposits in other financial institutions                        396       198
   Net increase in loans                                                             (6,261)   (4,079)
   Proceeds from sale of other real estate owned                                         21         -
   Purchase of premises and equipment                                                  (164)      (95)
                                                                                    --------  --------

         Net cash used in investing activities                                       (6,008)   (4,478)
                                                                                    --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand deposits, and savings accounts                   5,290    (1,183)
   Net (decrease) increase in time certificates                                        (385)    4,815
   Exercise of stock options                                                             33        10
                                                                                    --------  --------

         Net cash provided by financing activities                                    4,938     3,642
                                                                                    --------  --------

NET  DECREASE IN CASH AND CASH EQUIVALENTS                                           (1,076)     (572)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                       12,792    11,146
                                                                                    --------  --------
CASH AND CASH EQUIVALENTS, MARCH 31.                                                $11,716   $10,574
                                                                                    ========  ========

See notes to financial statements.


                              GOLETA NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS

               For the three months ended March 31, 1997 and 1996

1. Summary of Significant Accounting Policies. See note 1 of the Notes to Financial Statements in Goleta National Bank's 1996 Annual Report on form 10-K.

     Loans Held for Sale - The guaranteed portion of loans insured by the SBA and HUD Title I home improvement loans, which are originated and are intended for sale in the secondary market, are carried at the lower of cost or estimated market value. Funding for SBA and HUD programs depends on annual appropriations by the U.S. Congress, and accordingly, the sale of loans under these programs is dependent on the continuation of such programs.

     The Bank sells SBA and HUD Title I loans with servicing retained. On January 1, 1997, the Bank adopted Statement of Financial Accounting Standard ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." Under SFAS No. 125, the Bank is required to identify the servicing and 'interest only strip' asset components of each loan sold. The 'interest only strip' represents the difference between the right to future interest and the contractual servicing rate. At the date of sale, gains or losses are recorded based on the relative fair market values of the components. The remaining components are then valued based on their classification under SFAS No. 115. Loan servicing costs are charged to expense as incurred. The adoption of SFAS No. 125 did not have a significant impact on earnings or capital for financial statement purposes.

 2. Certain reclassifications have been made in the 1996 financial information to conform to the presentation used in 1997.

3. In the ordinary course of business, the Bank enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying financial statements. As of March 31, 1997, the Bank had entered into commitments with certain customers amounting to $12.6 million compared to $12.8 million at December 31, 1996. Letters of credit at March 31, 1997 and December 31, 1996 were $177,000 and $50,000.

4. The interim consolidated financial statements are unaudited and reflect all adjustments and reclassifications which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial condition for the interim period. All adjustments and reclassifications are of a normal and recurring nature. Results for the period ending March 31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

5.     Net  income  per  share  has  been computed based on the weighted average number of common shares and common share equivalents outstanding during each period, which was 1,748,796 and 1,054,037 in 1997 and 1996. Net income per share - assuming full dilution has been computed based on the weighted average number of common shares and common share equivalents outstanding during each period, which was 1,791,337 and 1,069,248 in 1997 and 1996

6. Supplemental cash flow information. During the three-month period ended March 31, 1997, loans amounting to $216,000 were transferred to Other Real Estate Owned ("OREO") as a result of foreclosure on the real properties held as collateral. During the three-month period ended March 31, 1997, the Bank sold OREO with a book value of $18,000. In addition, the Bank transfered $2,340,000 from an excess servicing asset to an interest-only strip asset in accordance with SFAS No. 125.

 7. On March 26, 1997, the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp for the purpose of creating a multi-bank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") will be renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, will become member bank subsidiaries of CWB.

     The merger requires the preparation and execution of a definitive agreement to merge, and the approval of the shareholders of both the Bank and LRBC, as well as state and federal regulatory agencies. This transaction is expected to be consummated during the fourth quarter of 1997.


                              GOLETA NATIONAL BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

Management's discussion and analysis is written to provide greater insight into the results of operations and the financial condition of Goleta National Bank.
For a more complete understanding of Goleta National Bank and its operations, reference should be made to the financial statements included in this report and the Bank's 1996 Annual Report on Form 10-K.

                              RESULTS OF OPERATIONS

The Bank reported net earnings of $309, or $.17 per share, for the three months ended March 31, 1997, compared to $232, or $.23 per share, for the three months ended March 31, 1996. The earnings per share decrease is because of the increased number of shares outstanding as a result of a stock offering completed in August 1996. The book value per share increased from $6.23 at March 31, 1996, to $7.03 at March 31, 1997. Net earnings for the three months ended March 31, 1997 increased by $77, or 33.2%, compared to the first three months of 1996. For the three months ended March 31, 1997, the annualized return on average assets was 1.5%, compared to 1.3% in 1996. The annualized return on average equity was 12.1% for the three months ended March 31, 1997 and 14.9% for the three months ended March 31, 1996.

NET  INTEREST  INCOME/NET  INTEREST  MARGIN
One component of the Company's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid for deposits and borrowed funds. The net interest margin is net interest income expressed as a percentage of average earning assets.

The net interest margin was 5.9% for the three months ended March 31, 1997, compared to a net interest margin of 6.1% for the three months ended March 31, 1996. Net interest income totaled $1,161 for the three months ended March 31, 1997. This represented an increase of $145, or 14.3%, from net interest income of $1,016 for the three months ended March 31, 1996. Earning assets averaged $78,465 for the three months ended March 31, 1997. This represented an increase of $11,477, or 17.1%, over average earning assets of $66,988 for the three months ended March 31, 1996.

For the three months ended March 31, 1997, the Bank earned interest and fees of $1,680 on average loans of $60,708, representing an annualized yield of 11.7%. For the three months ended March 31, 1996, the Bank earned interest and fees of $1,487 on average loans of $53,467, for an annualized yield of 11.12%.


CREDIT  LOSS  EXPERIENCE
The Bank maintains an allowance for potential credit losses. The allowance is increased by a provision for credit losses charged against operating results and from recoveries on loans previously charged off. The allowance is reduced by loan losses charged to the allowance. The allowance for credit losses was $1,377 at March 31, 1997, versus $1,409 at December 31, 1996. At March 31,
1997, the allowance for credit losses was equal to 2.1% of gross loans as compared to 2.4% of gross loans at December 31, 1996.

For the three months ended March 31, 1997, the provision for credit losses was $80, representing a decrease of $40, or 33.3%, over a provision for credit losses of $120 for the three months ended March 31, 1996. Loans charged to the allowance for credit losses, net of recoveries, totaled $113 for the three months ended March 31, 1997, compared to net loans charged to the allowance for credit losses of $410 for the three months ended March 31, 1996.

Nonaccrual loans increased to $688 at March 31, 1997 compared to $617 at December 31, 1996. This represented an increase of $71, or 11.5%. The Company has adopted the methods prescribed by SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" for for determining the fair value of specific loans for which the eventual collection of all principal and interest is considered impaired.

While management believes that the allowance was adequate at March 31, 1997, to absorb losses from any known or inherent risks in the portfolio, no assurance can be given that economic conditions which adversely affect the Bank's service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

OTHER  OPERATING  INCOME
Other operating income includes service charges on deposit accounts, gains on sale of FHA Title 1 home improvement loans, Gains on the sale of the guaranteed portion of US Small Business Administration loans, servicing fees, and other revenues not derived from interest on earning assets. Other operating income for the three months ended March 31, 1997 was $1,891. This represented an increase of $349, or 22.6%, over other operating income of $1,542 for the three months ended March 31, 1996. The increase was because of an increase in fees and gains on sales of loans.

OTHER  OPERATING  EXPENSES
Other expenses include salaries and employee benefits, occupancy and equipment, and other operating expenses. The continued growth of the Bank required additional staff and overhead expense to support the continued high level of customer service, which increased the cost of occupying the Bank's offices. Although compensation expenses have grown significantly, approximately 40% of the Bank's personnel derive some or all of their compensation based on income production. This means that a significant portion of compensation is tied to increases in revenues instead of being a fixed expense. Other operating expenses totaled $2,439 for the three months ended March 31, 1997. This represented an increase of $402, or 19.7%, over other operating expenses of $2,037 for the three months ended March 31, 1996. The increase in other operating expense of 19.7% is offset by the 22.6% increase in other operating income. The increase in other expenses for the periods compared was primarily because of compensation related to loan originations and sales, the purchase of data processing hardware and software, and the increase in the number of loan production and processing offices.


                             BALANCE SHEET ANALYSIS

At March 31, 1997 total assets were $86,268, representing an increase of $5,384, or 6.7%, from total assets of $80,884 at December 31, 1996. Total deposits of $75,510 at March 31, 1997 increased $4,905, or 6.9% from $70,605 at December 31, 1996. Net loans increased $6,617, or 11.5%, from $57,400 at
December  31,  1996  to  $64,017  at  March  31,  1997.

INVESTMENT  SECURITIES
At March 31, 1997, investment securities (including federal funds sold) totaled $15,115. This represented an increase of $1,568, or 11.6%, over total investments of $13,547 at December 31, 1996. This increase is a result of the implementation of the SFAS No. 125. Under SFAS No. 125, the Bank is required to recognize the present value of the right to receive future interest less the contractual servicing rate. The asset created, an 'interest only strip', is classified as an 'investment security - held for trading'. Subsequent changes in the fair market value of the asset, are adjusted through current earnings.

DEPOSITS  AND  OTHER  BORROWINGS
At March 31, 1997, deposits totaled $75,510. This represented an increase of $4,905, or 6.9%, over total deposits of $70,605 at December 31, 1996.

Non-interest bearing demand deposits totaled $16,820 at March 31, 1997. This represented an increase of $1,585, or 10.4%, over non-interest bearing demand deposits of $15,235 at December 31, 1996.

LIQUIDITY
The Bank has an asset and liability management program which aids management in maintaining its interest margins during times of both rising and falling interest rates and in maintaining sufficient liquidity. Liquidity of the Bank at March 31, 1997 was 30.9% and at December 31, 1996 was 29.7%, based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available for sale) divided by total assets. Management believes it maintains adequate liquidity levels.

CAPITAL  RESOURCES
The Bank's equity capital was $10,402 at March 31, 1997. The primary source of capital for the Bank has been the retention of net income. In addition, the Bank raised $2.8 million through a secondary stock offering in 1996. During the stock offering, 472,653 warrants were issued; these warrants are exercisable at $8.75 and expire June 30, 1998. As of March 31, 1997, 2,774 warrants have been exercised, leaving 469,879, or $4,111,441, that may be be exercised. This increased capital, if obtained, will be used for possible merger or acquisition activity, as well as to allow continued growth.
The Bank has signed a letter of intent to merge with Los Robles Bancorp., parent company of Los Robles Bank, based in Thousand Oaks, California. The resulting multibank holding company will be named Community West Bancshares. The merger is expected to be completed later this year.

The Bank is required to meet risk-based capital standards set by the respective regulatory authorities. The risk-based capital standards require the achievement of a minimum ratio of total capital to risk-weighted assets of 8.0% (of which at least 4.0% must be Tier 1 capital). In addition, the regulatory authorities require the highest rated institutions to maintain a minimum leverage ratio of 4.0%. At March 31, 1997, the Bank exceeded the minimum risk-based capital ratio and leverage ratio required to be considered "Well Capitalized."


                           PART II - OTHER INFORMATION


          Item  1     -     Legal  Proceedings
                            Not  Applicable

          Item  2     -     Changes  in  Securities
                            Not  Applicable

          Item  3     -     Defaults  upon  Senior  Securities
                            Not  Applicable

          Item  4     -     Submission  of Matters to a Vote of Security Holders
                            Not  Applicable

          Item  5     -     Other  Information

On March 26, 1997, the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp for the purpose of creating a multibank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") will be renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, will become member bank subsidiaries of CWB.

Each shareholder of the Registrant will receive approximately .55 shares of CWB Common Stock for each share of the Registrant's Common Stock held as of the record date of the merger.

Consummation of the merger is subject to the receipt of various regulatory approvals, including but not limited to, approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of each entity is also required. It is anticipated that the merger will be consummated during the fourth quarter of 1997.

          Item  6     -     Exhibits  and  Reports  on  Form  8-K

                    (a)     Exhibits
                            Not  Applicable

                    (b)     Reports  on  Form  8-K
                            Not  Applicable

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934 and 12CFR16.3, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              GOLETA NATIONAL BANK
                              --------------------
                                  (Registrant)




                                    By: /S/ C.  Randy  Shaffer
                                        ----------------------
     Date:     May  10,  1997           C.  Randy  Shaffer
                                        Executive  Vice  President
                                        Chief  Financial  Officer